                               AMENDMENT OF LEASE

THIS AMENDMENT OF LEASE ("Amendment") is made this 6th day of April, 1994 by and between GMT Corporation, a Delaware corporation, whose address is 245 East Sixth Street, St. Paul, Minnesota 55101 ("Landlord") and BMC Industries, Inc., a Minnesota corporation whose address is 245 East Sixth Street, St. Paul, Minnesota 55101 ("Tenant").

                                   WITNESSETH:

WHEREAS, pursuant to the appropriate assignments, Landlord and Tenant are parties to that certain Lease Agreement by and between Control Data Corporation and Buckbee-Mears Company dated November 20, 1978, as amended by that certain Amendment of Lease dated April 30, 1979, as further amended by that certain Amendment No. 1 of Lease dated April 4, 1980, as further amended by that certain Amendment of Lease dated December 27, 1983, as further amended by that certain Amendment of Lease dated April 9, 1981, and that certain Amendment of Lease dated April 12, 1989, as further amended by that certain Amendment of Lease dated March 19, 1990, and as further amended by that certain Amendment of Lease dated May 31, 1993 (collectively, the "Lease"); and

WHEREAS, the Lease covers certain demised premises and the property located at 245 East Sixth Street and 413 Wacouta Street, St. Paul, Minnesota (collectively the "Complex"); and

WHEREAS, Landlord and Tenant desire to amend the Lease upon the terms and conditions, and in the manner set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINED TERMS. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. EFFECTIVE DATE. The effective date of this Amendment of the Lease shall be as of April 1, 1994.

3. DEMISED PREMISES. As of the effective date of this Amendment, the "Demised Premises" shall mean the following:

     i) The 9,739 square feet located on the first floor of a portion of the Complex located at 245 East Sixth Street and as shown on the Exhibit A-1 attached hereto (the "PS 1 Space");

     ii) The 5,890 square feet located on the fifth floor of that portion of the Complex located at 245 East Sixth Street as shown on the Exhibit A-2 attached hereto (the "PS 5 Space");

     iii) The 29,115 square feet of space on the fifth floor over the parking ramp portion of the Complex located at 245 East Sixth Street as shown on Exhibit A-3 attached hereto (the "RB 5 Space");

     iv) The 29,115 square feet of space on the sixth floor over the parking ramp located in that portion of the Complex at 245 East Sixth Street as shown on Exhibit A-4 attached hereto (the "RB 6 Space");

     v) The 9,640 square feet of space in that portion of the Complex located at 413 Wacouta Street as shown on Exhibit A-5 attached hereto (the "Firebarn Space");

     vi) The 17,377 square feet of space in the basement of the portion of the Complex located at 245 East Sixth Street as shown on Exhibit A-6 attached hereto (the "PS B Space");

     vii) The 1,782 square feet of space at Suite 228 on the second floor of that portion of the Complex located at 245 East Sixth Street as shown on Exhibit A-7 attached hereto (the "PS 228 Space");

     viii) The approximately 5,000 square feet of space on the second floor of that portion of the Complex at 245 East Sixth Street as shown on Exhibit A-8 attached hereto (the "PS 2 Space") and

     ix) The 19,867 square feet of space on the sixth floor of the portion of the Complex at 245 East Sixth Street as shown on Exhibit A-9 attached hereto (the "PS 6 Space").

4. TERM OF LEASE. The term of the Lease for the Demised Premises shall commence as of the effective date of this Amendment, except that the commencement date for the PS 2 Space shall commence in accordance with the provisions of Section 7 below. The Lease term for all of the Demised Premises shall expire as of 12:00 a.m. CST February 28, 1999, unless said term is duly extended pursuant to Section 6 below.

5. RENT AMOUNT. Basic Rental and Tenant's share of CAM Charges (as defined below) shall be as follows:


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                     Annual Rent         Annual CAM Charges
   Space      Square Footage       Per Square Foot         Per Square Foot
   -----      --------------       ---------------       -------------------
--------------------------------------------------------------------------------
 PS  1             9,739                $3.50                   $1.51
--------------------------------------------------------------------------------
 PS 5              5,890                $3.50                   $1.51
--------------------------------------------------------------------------------
 RB 5             29,115                $3.50                   $ .28
--------------------------------------------------------------------------------
 RB 6             29,115                $3.50                   $ .28
--------------------------------------------------------------------------------
 FB                9,640                $2.55                   $1.51
--------------------------------------------------------------------------------
 PS B             17,377                $2.00                   $1.51
--------------------------------------------------------------------------------
 PS 228            1,782                $3.50                   $1.51
--------------------------------------------------------------------------------
 PS 2              5,000                $3.50                   $1.51
--------------------------------------------------------------------------------
 PS 6             19,867                $5.17                   $1.51
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


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

     "CAM Charges" shall mean annual common area maintenance charges and all other regularly recurring charges which Tenant is obligated to pay under Sections 3.A(1), 4 and 6 of the Lease. CAM Charges shall not include charges for real estate taxes or assessments, nor shall it include charges for any extraordinary item of repair or improvement or other charge for which Tenant is responsible under the Lease.

     Basic Rental, Tenant's share of CAM Charges and Tenant's proportionate share of all other payments set forth in the Lease shall be paid in consecutive monthly installments due in advance on the first (1st) day of each lease month hereunder in an amount equal to one twelfth (1/12th) of the annual amount due.

6. OPTIONS TO EXTEND. Provided Tenant is not in default under this Lease, Tenant shall have two (2) consecutive five (5) year options to extend the term of the Lease for the entire Demised Premises. In order to exercise said option, Tenant shall notify Landlord in writing of Tenant's intent to so extend the term of the Lease at least one hundred eighty (180) days prior to the expiration of the then current term of the Lease. For each option period there shall be an adjustment ("Adjustment") in the Basic Rental and the Tenant's annual share of common area maintenance charges calculated by multiplying the Basic Rental and the Tenant's share of annual common area maintenance charges set forth in Section 4 above by a fraction, the numerator of which shall be the Price Index (as defined below) for the month immediately preceding the first month of the option period in question, and the denominator of which shall be the Base Price Index (as defined below); provided, however, no adjustment shall reduce the Basic Rental as previously payable in accordance with the Lease. In addition, notwithstanding anything to the contrary contained herein, in no event shall any Adjustment be in excess of 5% per annum.

     "Price Index" shall mean the Minneapolis-St. Paul All Items Consumer Price Index for Urban Consumers (1967=100), published by the United States Department of Labor, Bureau of Labor Statistics. If publication of the Consumer Price Index is discontinued, the parties hereto shall accept comparable statistics on cost of living for the Minneapolis-St. Paul Metropolitan area as computed and published by an agency of the United States or by a responsible financial periodical of recognizable authority then to be selected by the parties.

     "Base Price Index" shall mean the Price Index for the month of February, 1994.

7. CIRCUIT BOARD PRODUCTION. Upon the expiration of Tenant's current lease at its present Maplewood facility with respect to Tenant's circuit board production and commencing on January 1, 1996, Tenant shall operate its circuit board production facility at the Demised Premises. The term of the Lease with respect to the PS 2 Space shall commence on January 1, 1996 and no rent, CAM Charges, taxes or assessments under this Lease shall accrue for the PS 2 Space between the date hereof and December 31, 1995. Landlord agrees to provide Tenant access to the PS 2 Space as of September 1, 1995 and allow Tenant at that time, at its sole cost to construct any and all improvements Tenant deems necessary for its new uses of the FB Space, the PS 228 Space and the PS 2 Space. Said improvements to the PS 2 Space, the PS 228 Space, and the FB Space shall be commenced promptly after September 1, 1995 and shall be performed in a diligent manner in accordance with all applicable governing codes and subject to Landlord's prior written approval of the Plans, which will not be unreasonably withheld.


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

8. CAPITAL EQUIPMENT. Notwithstanding any provision to the Lease to the contrary, Tenant shall have no obligation or requirement to make a minimum investment in capital equipment.

9.   PS 6 SPACE.     (a)  Tenant hereby surrenders and yields up the PS 6 Space to Landlord effective from and after the Surrender Date (as defined below) for the unexpired portion of the term of the Lease, and Landlord hereby accepts this surrender of the PS 6 Space from and after the Surrender Date. As of the Surrender Date, the PS 6 Space shall no longer be a portion of the Demised Premises. "Surrender Date" shall mean the latter of (i) Tenant's vacation of PS 6 Space or (ii) November 30, 1994. Tenant shall remain obligated to pay Landlord rent for the PS 6 Space pursuant to the terms of the Lease until the Surrender Date.

                    (b) Tenant shall promptly quit and surrender possession of the PS 6 Space to Landlord on the Surrender Date in the condition required by the Lease and in good order and condition, reasonable wear and tear and damage by fire or other casualty expected. Any property of Tenant not removed from the PS 6 Space on or before the Surrender Date shall remain the responsibility of Tenant to remove.

                    (c) Tenant agrees that on the sixth floor of the main Business Center Tenant will tear down the walls constructed by Tenant subsequent to 1978 and remove its equipment, consistent with Tenant's restoration on the fifth floor of the main Business Center. Landlord agrees that as to the fifth and sixth floors of the main Business Center, Tenant shall have no further obligation to restore, renovate or rehabilitate except as set forth herein. Landlord agrees that Tenant shall not be responsible for removing any asbestos or asbestos-containing material from the PS 6 Space. All construction shall be performed in a good and workmanlike manner and in accordance with governing codes after prior written notice to Landlord. Tenant shall cause such work to be completed within thirty (30) days of the Surrender Date.

                    (d) Landlord and Tenant agree that the electrical service on the 5th floor of the Main Building needs to be revised and upgraded. Landlord shall cause such electrical work to be performed pursuant to a plan approved in advance in writing by Tenant, said approval of Tenant shall not be unreasonably withheld or delayed. Tenant shall pay the cost of such electrical work in an amount not to exceed $10,000. Landlord shall not complete such electrical work until Landlord has leased the space to another party. Thereafter, Landlord shall cause said electrical work to be completed within 30 days. In the event said work is required during the calendar year of 1994, Landlord will advance the cost of the work and Tenant shall reimburse Landlord, payable with interest at the rate of 4% per annum on or before January 31, 1995.

10.  REAL ESTATE TAXES.    (a)  Notwithstanding any provision to the contrary
     contained in the Lease, Tenant hereby agrees to waive any and all claims it may have had against Landlord with respect to reimbursement or recovery of real estate taxes payable in 1992 and prior years regarding the Complex or the Demised Premises.

                           (b) Landlord and Tenant agree that Tenant is entitled to a credit for the real estate taxes paid by Tenant to Landlord with respect to the Demised Premises in 1993 in the amount of $56,537.00 as a result of Landlord's successful petition for a


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

     reduction in said property taxes. Said credit, together with interest thereon calculated at 4% per annum from July 1, 1993 until paid, shall be payable to Tenant pursuant to an offset of rent over a five month period commencing with the rent payable in August, 1994 through December, 1994, if not earlier paid.

11. ACCESS TO OTHER SPACE. During the term of the Lease, Landlord agrees to provide Tenant with access, and Tenant shall have the right to use, the areas on the 6th floor of the Lowertown Business Center Building commonly referred to as the "telephone room" and the "first aid room" as shown on the attached Exhibit "B". In addition, Landlord shall provide Tenant access to, and Tenant shall have the exclusive right to use, two of the enclosed garage stalls located on the ground level of the parking ramp. Tenant shall not be obligated to pay any Basic Rental, CAM Charges or taxes and assessments for the use of the spaces described in this paragraph. Tenant's right to use the first aid room shall be exclusive of the rights of other tenants of the Complex. Tenant's use of the telephone room shall be non-exclusive of the rights of other tenants of the Complex to the extent said other tenants' use of the telephone room is for said tenants telephone service. Tenant's use of the telephone room shall not unreasonably interfere with the use of said spaces by any of Landlord's other tenants, and Tenant shall comply with all reasonable rules and regulations established by Landlord for the space described in this paragraph from time to time. Landlord covenants that the use of the telephone room by Landlord's other tenants shall not unreasonably interfere with Tenant's use thereof.

12. MAINTENANCE AND REPAIRS. During the term of the Lease, Tenant shall, at its sole cost and expense, maintain and be responsible for any repairs and improvements to the heating, air conditioning, electrical and plumbing systems for the Demised Premises. Notwithstanding the foregoing, Tenant shall not be responsible for the systems in the building to which the systems in the Demised Premises, are connected, nor shall Tenant be responsible for repairs to said systems necessitated by events occurring off the Demised Premises. All such maintenance, repairs or improvements to the heating, air conditioning, electrical and plumbing systems made by Tenant shall be of good quality reasonably acceptable to Landlord and shall further comply in all respects with all applicable governmental laws, rules and regulations.

13. ASBESTOS REMOVAL. Landlord and Tenant agree that the asbestos contained in the soffit area below the RB 5 Space needs to be removed. Subject to the provisions of Section 16.iii. below, Landlord agrees to remove said asbestos on or before November 30, 1994, and Landlord shall waive any claim it may have against Tenant with respect to the asbestos contained in the soffit area below the RB 5 Space.

14. RIGHT OF FIRST REFUSAL. Tenant hereby grants to Landlord during the term of the Lease, the right of first refusal to lease to or otherwise provide Tenant space for any expansion or other additional space requirements of Buckbee Mears St. Paul, a division of BMC Industries, Inc., in the City of St. Paul. Tenant shall give Landlord written notice of its intent to expand its operations in St. Paul at least 90 days prior to Tenant's need for expanded space. Within 10 days of Landlord's receipt of said notice, Landlord shall advise Tenant in writing that Landlord intends to accommodate Tenant's expansion needs. Thereafter, Landlord and Tenant shall promptly and diligently negotiate in good faith with respect to Landlord's providing of space to meet Tenant's expansion needs, whether in the Complex or at other locations owned or leased by Landlord in St. Paul. Notwithstanding


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

     the foregoing, said right of first refusal shall not apply to Tenant's move of some of its offices in conjunction with this Amendment to the building at 7th Street and Wall Street owned by Tenant.

15. PS 228 SPACE LEASE. Landlord and Tenant hereby acknowledge and agree that the Lease Agreement by and between Landlord and Tenant dated May 31, 1988 with respect to the PS 228 Space is terminated as of the effective date of this Amendment. As of the effective date of this Amendment, the PS 228 Space shall be a portion of the Demised Premises, subject to the terms and conditions of the Lease as modified by this Amendment.

16. CONDITIONS PRECEDENT. Notwithstanding the above-stated effective date of this Amendment, nor anything contained to the contrary herein, this Amendment shall not be effective until the following conditions precedent have been satisfied:

     i. Tenant shall have received final approval from the City of St. Paul for a grants in the amount of: (a) approximately $1,000,000.00 to be distributed to Tenant over the next three to four years for Tenant's purchase of equipment to be used in its St. Paul facilities, and (b) approximately $80,000.00 from the City of St. Paul to reimburse Tenant for relocation costs with respect to Tenant's move of its Maplewood facility to the Demised Premises; and

     ii. Tenant shall have executed a three year contract with its union employees at its Buckbee-Mears St. Paul division upon terms and conditions satisfactory to Tenant; and

     iii. Landlord and the Port Authority of St. Paul shall have entered into an Amendment to the Lease between Landlord and the Port Authority of St. Paul with respect to the Complex upon terms and conditions satisfactory to Landlord in its sole discretion, said terms to include but not be limited to (a) Landlord's obligations to the Port Authority being reduced to the extent this Amendment reduces Tenant's rent obligations to Landlord, and (b) the Port Authority of St. Paul approving a loan to Landlord with respect to the asbestos removal work described in Section 13 above.

     iv. Landlord shall have received written approval from Century Life Insurance Company regarding the form and substance of this Amendment.

     In the event the conditions precedent described in this Section 16 are not satisfied prior to July 30, 1994, this Amendment shall be null and void and be of no further effect.

17. NO FURTHER AMENDMENT. Except as specifically provided herein, the terms and conditions of the Lease are hereby confirmed and shall continue in full force and effect. In the event of any inconsistency between the terms of this Amendment and any other terms of the Lease, the provisions of this Amendment shall control.

18. LEASE IN FULL FORCE AND EFFECT. Tenant acknowledges and agrees that the Lease is fully enforceable against the Tenant in accordance with its terms and that Tenant has no defenses, counterclaims, rights of offset or deductions of any kind whatsoever under the Lease.


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

19. MODIFICATION. The terms of this Amendment or the Lease shall not be amended or otherwise modified except in a writing signed by both Landlord and Tenant.

     IN WITNESS WHEREOF, this Amendment of Lease has been executed this 6th day of April, 1994.


                                        LANDLORD:

                                        GMT CORPORATION


                                        By      [Signature]
                                          --------------------------------------
                                        Its
                                          --------------------------------------

                                        TENANT:

                                        BMC INDUSTRIES, INC.


                                        By      [Signature]
                                          --------------------------------------
                                        Its
                                          --------------------------------------


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